SEFE, Inc.

1900 West University Drive Suite 231

Tempe, AZ 85281

www.sefelectric.com

June 20, 2011

VIA EMAIL

Harold W. Sciotto

3812 N. Gallatin Street

Mesa, AZ 85215

Subject: Membership on the Board of Directors of SEFE, Inc. and Related Compensation

Dear Harold:

I am pleased to inform you that the Board of Directors of SEFE, Inc. (the “Board”) voted unanimously to approve your appointment and related compensation package to the Board as an independent director. You will serve the company and Board as Compensation & Nomination Committee Chairperson. The appointment term is three (3) years and will begin on June 20, 2011.

* * *

This is an important time in the life of the Company and we hope you chose to accept this appointment.

Very truly yours,

Wayne Rod

President

SEFE, Inc.

ACCEPTED BY:

______________________________________

Harold W. Sciotto

cc:

Board of Directors, SEFE, Inc.

Eddie Rodriguez, Mintz Levin.